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                                                                    Exhibit 99.1


                         [L3 COMMUNICATIONS LETTERHEAD]




Contact:   Cynthia Swain
           Vice President, Corporate Communications
           L-3 Communications
           212-697-1111

Contact:   Financial Dynamics
           Investors: Eric Boyriven, Olivia Pirovano       For Immediate Release
           Media: Evan Goetz                               ---------------------
                  212-850-5600


              L-3 COMMUNICATIONS INITIATES QUARTERLY CASH DIVIDEND

NEW YORK, NY, January 26, 2004 - L-3 Communications (NYSE: LLL) announced today that its Board of Directors has declared L-3's first quarterly cash dividend of $0.10 per share, payable March 15, 2004, to shareholders of record at the close of business on February 17, 2004.

Commenting on the Board's decision to declare a quarterly cash dividend, L-3 chairman and chief executive officer Frank C. Lanza remarked, "The initiation of a quarterly dividend demonstrates the Board's confidence in the Company's financial condition and expectations for continued strong cash flow. The strength of L-3's cash flow enables us to provide additional value for our shareholders through the initiation of the quarterly dividend, while also providing the cash necessary for L-3 to continue to grow both organically and through acquisitions."

Earlier today the Company announced its 2003 fourth quarter and full year results, including free cash flow(1) of $377 million for the full year 2003. Net cash from operating activities for 2003 was $456.1 million. On December 31, 2003, the Company had approximately $134.9 million of cash and cash equivalents, shareholders' equity of approximately $2,574.9 million, debt of approximately $2,457.3 million and approximately $665.9 million available under its revolving credit facilities. For 2004, the company expects to generate free cash flow of $425 million and net cash from operating activities of $545 million.

In addition, on December 22, 2003, the Company announced a full redemption of $300 million of its 5.25% Convertible Senior Subordinated Notes due 2009 (Convertible Notes), which expired on January 9, 2004. Holders of $299.8 million of the Convertible Notes converted their Convertible Notes into 7.4 million shares of L-3 Communications Holdings, Inc. common stock. As a result of these conversions, L-3's debt decreased by approximately $298.4 million and shareholders' equity increased approximately $292.3 million in January 2004, compared to December 31, 2003. On January 23, 2004 the Company had approximately 105 million outstanding shares of common stock, including the shares issued for the conversion of the convertible notes.

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services and is a merchant supplier of a broad array of high technology products. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.


                                    - more-



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L-3 COMMUNICATIONS INITIATES QUARTERLY CASH DIVIDEND                      PAGE 2


To learn more about L-3 Communications, please visit the company's web site at www.L-3Com.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.
























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Notes:
(1) Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). For the full year 2003, net capital expenditures were $79.1 million. For the full year 2004, net capital expenditures are expected to be approximately $120 million. The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing and financing activities. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock and investing cash to acquire businesses and make other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to refinance its existing debt when it matures with new debt, and that the company will be able to supplementally finance any new acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.